UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 21, 2015
BLOX, INC.
(Exact name of registrant as specified in its charter)
Nevada	000-53565	20-8530914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Suite 600—666 Burrard Street, Vancouver, British Columbia	V6C 3P6
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(778) 218-9638
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

Effective July 21, 2015, we entered into a stock option agreement with our sole officer and director, Ronald Renne, pursuant to which we have granted to Mr. Renne options to purchase up to 4,000,000 shares of our common stock reserved for issuance under our 2014 Stock Option Plan.  The options vest immediately and are exercisable in whole or in part until July 21, 2020, at the price of $0.01 per share.  We issued the options to Mr. Renne, a non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

Our board of directors adopted our 2014 Stock Option Plan on February 27, 2014.  The Option Plan provides for the grant of incentive stock options to purchase shares of our common stock to our directors, officers, employees and consultants. A maximum of 10,000,000 shares are reserved and set aside for issuance under the Option Plan. Each option, upon its exercise, entitles the optionee to acquire one share of our common stock, upon payment of the applicable exercise price determined by the board of directors at the time of grant. Stock options may be granted under the Option Plan for an exercise period of up to ten years from the date of grant of the option or such lesser periods as may be determined by the board, subject to earlier termination in accordance with the terms of the Option Plan.  The foregoing is an incomplete description of the terms and conditions of our 2014 Stock Option Plan.  For a complete copy of the 2014 Stock Option Plan, please  refer to exhibit 99.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 5, 2014.

Item 9.01	Financial Statements and Exhibits
10.1	Stock Option Agreement dated July 21, 2015 with Ronald Renne
99.1	2014 Stock Option Plan (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K filed March 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOX, INC.
/s/ Ronald Renne
Ronald Renne
President and Chief Executive Officer
Date: July 22, 2015